Exhibit 99.1
NEWS RELEASE

H&P PROVIDES FOURTH QUARTER FINANCIAL & OPERATIONAL UPDATE

TULSA, Okla. – October 7, 2026 – Helmerich & Payne, Inc. (NYSE: HP) currently expects to report strong operational and segment financial results for the quarter, with direct margins(1) for its North America Solutions, International Solutions, and Offshore Solutions businesses all at or near the high-end of the previously issued guidance ranges for fiscal 4Q 2026.(2)

In terms of activity, North America Solutions average rig count is expected to be near the high-end of the previously issued fiscal 4Q 2026 guidance range, International Solutions average rig count is anticipated to be near the midpoint of the guidance range, and Offshore Solutions average rig count and management contracts are expected to come in near the midpoint of the guidance range.

All other financial guidance items included in the company’s August 5, 2026, earnings release are unchanged.

Management Commentary

“I am very proud of the performance of our teams during fiscal 2026, with strong performance through year end,” said President and CEO Trey Adams. “We expect to report direct margins at or near the high end of our guidance range in our principal operating segments. The performance of our International Solutions segment is particularly notable, as we expect to report direct margins of around $45 million during the quarter.

“As we head into fiscal 2027, we maintain a constructive outlook, with encouraging customer discussions and contracting activity across our global portfolio leading to an expectation of stronger overall direct margins compared to 2026.

“In North America Solutions, we expect our activity levels to remain robust, and we are seeing a continuation of the strong commercial trends experienced in recent quarters. In International Solutions, we anticipate strong growth in Latin America to be partially offset by near-term activity reductions in the Middle East.

“We remain convinced that recent market volatility reinforces the importance of energy security and reliable supply while presenting a unique opportunity for H&P to deliver high-performance drilling solutions across our global portfolio. We are excited about the opportunities ahead of us and expect to deliver strong results in fiscal 2027.”

“Despite the ongoing conflict in the Middle East and related operational disruptions, we are excited about the strength of our North America Solutions segment, the diversity of our International Solutions portfolio, and the ongoing consistency of our Offshore Solutions business,” Senior Vice President and Chief Financial Officer Todd Scruggs added. “We remain committed to reaching approximately 1x net debt to adjusted EBITDA by calendar year-end 2027 while maintaining our base dividend.”

Helmerich & Payne | 222 N Detroit Ave. | Suite 1100
Tulsa, OK 74120 | 918.588.5190 | helmerichpayne.com

News Release
November 18, 2026

About Helmerich & Payne, Inc.

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading levels of drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for its customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world. H&P also develops and implements advanced automation, directional drilling and survey management technologies. For more information, see H&P online at www.hpinc.com

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties. All statements other than statements of historical facts included in this release, including, without limitation, previously issued guidance and preliminary expected results for the fourth quarter of fiscal 2026, the Company’s business strategy, future financial position, operations outlook, future cash flow, debt reduction plans and leverage targets, dividend amounts and timing, customer contracting activity, and the impact of geopolitical developments and uncertainties, including the conflict in the Middle East, are forward-looking statements. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and other disclosures in the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q. As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements. Investors are cautioned not to put undue reliance on such statements. We undertake no duty to publicly update or revise any forward-looking statements, whether as a result of new information, changes in internal estimates, expectations or otherwise, except as required under applicable securities laws.

Helmerich & Payne uses its Investor Relations website as a channel of distribution for material company information. Such information is routinely posted and accessible on its Investor Relations website at www.hpinc.com. Information on our website is not part of this release.

(1) Direct margin, which is considered a non-GAAP metric, is defined as operating revenues (less reimbursements) less direct operating expenses (less reimbursements) and is included as a supplemental disclosure. We believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. Previously issued direct margin guidance for the fourth quarter of fiscal 2026 is provided on a non-GAAP basis only because certain information necessary to calculate the most comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of estimating the financial statement impact of certain items. Therefore, as a result of the uncertainty and variability of the nature and amount of future items and adjustments, which could be significant, we are unable to provide a reconciliation of our previously issued direct margin guidance to the most comparable GAAP measure without unreasonable effort.

(2) The previously issued guidance and preliminary results set forth above do not represent a complete statement of operational results or financial position for or as of the fiscal quarter and fiscal year ended September 30, 2026. Complete results will be included in our Annual Report on Form 10-K. The estimates are based on information available as of the date of this release and remain subject to completion of the Company’s financial closing procedures. The Company’s independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial data. Investors should not place undue reliance on these preliminary financial results. Actual results may differ materially from these estimates.

IR Contact: Kris Nicol Vice President, FP&A & Investor Relations
investor.relations@hpinc.com

Media Contact: Stephanie Higgins

News Release
November 18, 2026

Vice President, Global Communications and Community Relations
media@hpinc.com